Exhibit 10.2

EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of April 27, 2005, by and between PlayStream, Inc., a Nevada corporation (the "Company"), VitalStream Holdings, Inc. ("Parent") and George Grubb (the "Employee").

RECITALS

          A.           The Company desires to retain Employee as an employee of the Company subject to the terms and conditions of this Agreement. The Company is a wholly-owned subsidiary of Parent, which together with the Company and its other consolidated direct or indirect subsidiaries is hereafter referred to as the "Consolidated Company."

          B.           Employee desires to be employed by the Company subject to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of this Agreement and of the covenants and conditions contained in this Agreement, the parties hereto agree as follows:

          1.      Employment; Location. The Company hereby employs Employee, and Employee hereby accepts such employment, in King County in the State of Washington or in such other location as may be mutually agreed between Employee and the Company.

          2.     At-Will Employment. The Company shall employ Employee on an at-will basis. Employment with the Company is completely voluntary and for an indefinite term. Employee therefore has the legal right to resign his employment at any time, for any or no reason and with or without cause or advance notice, even if his resignation causes a hardship for the Company. The Company has the same legal right. Therefore, the Company may terminate Employee's employment at any time, for any or no reason and with or without cause or advance notice. Employee's status as an at-will employee may not be changed or modified (a) by any oral representation to the contrary, (b) by any practice or procedure followed by the Company, or (c) by any policy manual, employee handbook, or other document issued by the Company (other than an agreement described in the next sentence). Any exceptions to the at-will relationship MUST be in a written agreement signed by both Employee and the President of Parent that specifically revokes the employment at-will relationship. No other officer or employee of the Company has the power or authority, either verbally or in writing, to alter the employment-at-will relationship except as specifically set forth in this paragraph.

          3.      Duties. Employee's title shall be Vice President and General Manager of the Company. Employee's duties shall include such duties specifically assigned or delegated to Employee by the Board of Directors of the Company or the Board of Directors of the Parent (either such Board of Directors, the "Board") and such other duties as are typically performed by an employee with the same position as Employee. Without limiting the generality of the foregoing, during the first six (6) months after the closing date of the transactions contemplated by the Asset Purchase Agreement (as defined below), which shall also be the effective date of this Agreement (the "Effective Date"), Employee's duties shall include the following duties for and on behalf of the Company: manage the Seattle office; author the Integration Plan (as defined below) and manage the integration process; train James Mutton to manage the Seattle office; and, work to achieve continuity of product plans, customer support, and accounting. Employee acknowledges that the Board may change, increase or decrease Employee's title, position and/or duties from time to time in its discretion, and that on or about the date that is six (6) months from the Effective Date, the Company, along with Employee, intends to evaluate Employee's duties with the Company and discuss the possibility of any on-going role or opportunity for Employee with the Company or the Consolidated Company. Employee shall diligently execute his duties and shall devote his full time, skills and efforts to such duties during ordinary working hours. Employee shall faithfully adhere to, execute and fulfill all lawful policies established from time to time by the Company.

          4.       Compensation and Benefits. The Company shall pay Employee, and Employee accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

               4.1     Base Salary. The Company shall pay Employee an annual base salary of Ninety Thousand Dollars ($90,000) per year, payable in equal installments at least monthly by the last day of each month or at more frequent intervals in accordance with the Company's customary pay schedule.

               4.2     One-Time Performance Bonus. Employee shall draft and submit to the President of Parent for approval as soon as practicable after the Effective Date an integration plan (the "Integration Plan") for the Company. Provided that the Company and Employee have been able to agree upon a mutually acceptable Integration Plan that has been approved by the President of Parent, upon successful completion of the required goals set forth in the Integration Plan in accordance with the schedule contained therein, the Company shall pay Employee a lump sum payment of Fifteen Thousand Dollars ($15,000).

               4.3     Additional Benefits. Employee shall be eligible to participate in the Company's employee benefit plans for employees, which shall be no less favorable than the employee benefit plans offered by Parent immediately prior to the Effective Date, including, without limitation, bonus plans, pension or profit sharing plans, incentive stock plans, and those plans covering life, disability, health, and dental insurance in accordance with the rules established in the discretion of the Board for individual participation in any such plans as may be in effect from time to time.

               4.4     Vacation, Sick Leave, and Holidays. Employee shall be entitled to leave and holidays in accordance with the policies of the Company as in effect from time to time which shall be no less favorable than the leave and holiday policies offered by Parent immediately prior to the Effective Date. In addition to any leave and holidays that Employee is entitled to under the Company's leave and holiday policies, Employee shall also be entitled to an aggregate of two weeks of paid time off for family medical and/or bereavement leave.

               4.5     Deductions. The Company shall have the right to deduct from the compensation due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be hereafter enacted or required by law as a charge on compensation of Employee.

          5.      Business Expenses. The Company shall promptly reimburse Employee for all approved, reasonable out-of-pocket entertainment and business expenses he incurs in fulfilling his duties hereunder, in accordance with the general policy of the Company in effect from time to time, provided that Employee furnishes to the Company adequate records and other documentary evidence required by the general policy of the Company.

          6.      Termination of Employee's Employment.

               6.1     Compensation. In the event the Employee's employment is terminated for any reason, (a) not later than 30 days after the effective date of the termination, all cash compensation described in this Agreement that was due through the effective date of the termination, but unpaid, shall be computed and paid to Employee by the Company (unless earlier payment is required by governing law); and (b) Employee, or his heirs, or estate, as the case may be, shall receive all compensation and employee benefits accrued through the effective date of the termination, and all benefits provided through the Company's insurance plans pursuant to the terms and conditions of such insurance plans.

               6.2     Return of Company Property. Upon the termination or end of the employment of Employee with the Company, or at any time upon the request of the Company, Employee shall provide to the Company all property belonging to the Consolidated Company, including, but not limited to, keys, card passes, credit cards, electronic equipment and cellular telephones.

          7.      Covenant Not to Compete.

               7.1     Covenant. Execution and delivery by Employee of this Agreement is a condition to closing of the obligations of Parent under that certain Asset Purchase Agreement dated as of April 27, 2005 (the "Purchase Agreement") among Parent, the Company and PlayStream, and Parent would not have consummated the transactions contemplated by the Purchase Agreement but for Employee's execution and delivery of this Agreement. In consideration of the Company's employment of Employee, and the willingness of Parent and the Company to consummate the transactions contemplated by the Purchase Agreement, Employee hereby agrees that, while he is employed by the Company and during a period of twenty-four (24) months following the termination of his employment with the Company, Employee will not directly or indirectly compete (as defined in Section 7.2 below) with the Consolidated Company in any geographic area in which the Consolidated Company now does business or in which the Consolidated Company does business as of the effective date of the termination of the Employee's employment.

               7.2     Direct and Indirect Competition. As used herein, the phrase "directly or indirectly compete" shall include owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or having any interest in, as a stockholder, director, officer, employee, agent, consultant, assistant, advisor, sole proprietor, partner or otherwise, any person or entity other than the Consolidated Company that is engaged in, or proposes to become engaged in, the "Internet Streaming Business." Internet Streaming Business means the business of providing any of (a) digital broadcasting services over the Internet for any type of streaming media, (b) server management services, (c) web hosting services and (d) consulting services related to any of (a), (b) or (c). This prohibition, however, shall not apply to ownership of less than five percent (5%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over-the-counter market.

               7.3     Nonsolicitation. Employee hereby agrees that, while he is employed by the Company pursuant to this Agreement, and, during a period of twenty-four (24) months following the termination of his employment with the Company, he will not, directly or indirectly, through an affiliate or otherwise, for his account or the account of any other person, (a) solicit business substantially similar to the Internet Streaming Business from any person that at the time of termination is or was a customer of the Consolidated Company, whether or not he had personal contact with such person during and by reason of employment with the Consolidated Company; (b) in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Consolidated Company; or (c) materially and adversely interfere with the relationship between the Consolidated Company and any employee, contractor, supplier, customer or shareholder of the Consolidated Company.

               7.4     Enforceability. If any of the provisions of this Section 7 are held unenforceable, the remaining provisions shall nevertheless remain enforceable, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of this Section to preserve the enforceability hereof to the maximum extent then permitted by law. In addition, the enforceability of this Section is also subject to the injunctive and other equitable powers of a court as described in Section 11 below.

               7.5     Jurisdiction. For the sole purpose of enforcement of the Company's rights under this Section 7, the Company and Employee intend to and hereby confer jurisdiction to enforce the restrictions set forth in this Section 7 (the "Restrictions") upon the courts of any jurisdiction within the geographical scope of the Restrictions. If the courts of any one or more of such jurisdictions hold the Restrictions unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Employee that such determination not bar or in any way affect the Company's rights to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictions, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants. In the event of any litigation between the parties under this Section 7, the court shall award reasonable attorneys fees to the prevailing party.

          8.      Confidential Information.

               8.1     Definition. The term "Confidential Information" shall mean and include any information, including a formula, pattern, compilation, program, source code, device, method, technique, or process, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) that is the subject of efforts that are reasonable under the circumstance to maintain its secrecy. Information that may be included in Confidential Information includes matters of a technical nature (including know-how, computer programs, software, patented and unpatented technology, source-code, accounting methods, and documentation), matters of a business nature (such as information about contract forms, costs, profits, employees, promotional methods, markets, market or marketing plans, sales, and client accounts), plans for further development, and any other information meeting the definition of Confidential Information set forth above. Confidential Information may also include all proprietary information and know-how of the Company, whether or not patented, related to the function, development, use, marketing, operation or modification of any process owned, developed or purchased by the Consolidated Company related to the Internet Streaming Business. Confidential Information may also include any such information developed by Employee for the Company while an employee of the Consolidated Company. "Confidential Information" does not include information that (i) is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available, through no improper action or inaction by Employee; (ii) was in Employee's possession or known by him prior to receipt from the Consolidated Company; (iii) was rightfully disclosed to Employee by another person without restriction; (iv) is independently developed by Employee without reference to or use of such Confidential Information, or (v) is required to be disclosed pursuant to any statutory or regulatory authority, provided Parent is given prompt notice of such requirement and the scope of such disclosure is limited to the extent possible, or is required to be disclosed by a court order, provided Parent is given prompt notice of such order and provided the opportunity to contest it.

               8.2     Nondisclosure and Non-Use of Confidential Information. Employee agrees that all files, records (including electronic or digitals records), documents, and the like containing or disclosing such Confidential Information, whether prepared by him or otherwise coming into his possession, shall remain the exclusive property of the Consolidated Company, and Employee hereby agrees to promptly disclose such Confidential Information to the Consolidated Company upon request and hereby assigns to the Company any rights which he may acquire in any Confidential Information. Employee further agrees not to disclose or use any Confidential Information and to use his commercially reasonable efforts to prevent the disclosure or use of any Confidential Information either during the term of his employment or consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing his duties under this Agreement. Upon termination of Employee's employment or consultancy with the Company for any reason, Employee shall promptly deliver to the Company all materials, documents, data, equipment, and other physical property of any nature containing or disclosing any Confidential Information, and Employee shall not upon such termination take from the Company's premises any such material or equipment or any reproduction thereof without the written consent of the Company.

          9.      Inventions.

               9.1     Disclosure of Inventions. Employee hereby agrees that if he conceives, learns, makes or first reduces to practice, either alone or jointly with others, any "Employment Invention" (as defined in Section 9.3 below) during his employment by the Company, either as an employee or as a consultant, he will promptly disclose such Employment Invention to the Company or to any person designated by it.

               9.2     Ownership, Assignment, Assistance, and Power of Attorney. All Employment Inventions (as defined in Section 9.3 below) shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights, or other statutory or common law protection for such Employment Inventions in any country. Employee hereby assigns to the Company any rights which he has or may acquire in such Employment Inventions. Furthermore, Employee agrees to assist the Company in every reasonable way at the Company's expense to obtain patents, copyrights, and other statutory common law protections for such Employment Inventions in any country and to enforce such rights from time to time. Specifically, at the Company's expense Employee agrees to execute all documents as the Company may reasonably desire for use in applying for and in obtaining or enforcing such patents, copyrights, and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company. Employee's obligations under this Section 9 shall continue beyond the termination of his employment under this Agreement, but the Company shall compensate Employee at a rate agreed upon by Employee and the Company pursuant to negotiations in good faith after such termination for the time which Employee actually spends at the Company's request in rendering such assistance.

               9.3     Employment Inventions. The definition of Employment Invention as used in this Section 9 is as follows:

"Employment Invention" means any invention or part thereof conceived, developed, reduced to practice, or created by the Employee which is or was:

      (a)      conceived, developed, reduced to practice, or created by the Employee:

     (i)      within the scope of his employment by Company, or his former employment by PlayStream, LLC;

      (ii)      on the Consolidated Company's time or the time of PlayStream, LLC; or

      (iii)      with the use of any of the Consolidated Company's or PlayStream, LLC's property, equipment, facilities, supplies, resources, or intellectual property;

      (b)      the result of any work, services, or duties performed by the Employee for the Consolidated Company or PlayStream, LLC;

      (c)      related to the industry or trade of the Company or PlayStream, LLC; or

      (d)      related to the current or demonstrably anticipated business, research, or development of the Consolidated Company, or to the then current or demonstrably anticipated business, research, or development of the or PlayStream, LLC as it existed before the date first written above.

               9.4     Exclusion of Prior Inventions. Exhibit A attached hereto is a complete list by Employee of all inventions which Employee has conceived, learned, made or first reduced to practice, either alone or jointly with others, prior to his employment with the Company or PlayStream, LLC, and which he therefore desires to exclude from the operation of this Agreement, and any other inventions Employee wishes to exclude from the definition of "Employment Invention." If no inventions are listed on this Exhibit A, Employee represents that he has made no such inventions at the time of signing this Agreement. The Company hereby acknowledges and agrees that, for all purposes of this Agreement, none of the inventions listed on Exhibit A shall be treated as Employment Inventions hereunder.

               9.5     Inventions of Third Parties. Employee shall not disclose to the Company, use in the course of his employment, or incorporate into the Consolidated Company's products or processes any confidential or proprietary information or inventions that belong to a third party, unless the Consolidated Company has received authorization from such third party.

          10.      No Conflicts. Employee hereby represents that his performance of all the terms of this Agreement and his work as an employee of the Company does not breach any oral or written agreement which he has made prior to his employment with the Company.

          11.      Equitable Remedies. Employee acknowledges and agrees that the breach or threatened breach by him of certain provisions of this Agreement, including without limitation Sections 7, 8, and 9 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Employee hereby agrees that in any such instance the Company shall be entitled to seek (without prior mediation or arbitration) injunctive or other equitable relief in any state or federal court within or without the State of Washington in addition to any other remedy to which it may be entitled. Employee hereby submits to the jurisdiction of any courts within King County in the State of Washington and agrees not to assert such venue is inconvenient.

          12.      Assignment. This Agreement is for the unique personal services of Employee and is not assignable or delegable in whole or in part by Employee without the consent of the Board. This Agreement may not be assigned or delegated in whole or in part by the Company without the written consent of the Employee; provided, however, this Agreement may be assigned by the Company without Employee's prior written consent if such assignment is made to an entity acquiring substantially all of the business or assets of the Consolidated Company or to another subsidiary of Parent.

          13.      Waiver or Modification. Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.

          14.      Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto.

          15.      Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

          16.      Attorneys' Fees. Should either Company or Employee default in any of the covenants contained in this Agreement, or in the event a dispute shall arise as to the meaning of any term of this Agreement, the defaulting or nonprevailing party shall pay all costs and expenses, including reasonable attorneys' fees, that may arise or accrue from enforcing this Agreement, securing an interpretation of any provision of this Agreement, or in pursuing any remedy provided by applicable law whether such remedy is pursued or interpretation is sought by the filing of a lawsuit, an appeal, or otherwise.

          17.      Confidentiality. Each of the parties acknowledges that Parent is a so-called "public company" obligated to file reports under the Securities Exchange Act of 1934, as amended, and as a result, the Company may be required to, and hereby has authorization to, file this Agreement or any amendment hereto with the Securities and Exchange Commission without requesting confidential treatment for any portion hereof.

          18.      Notices. Any notice required hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile or other electronic transmission to the other party to the address or facsimile number set forth below or to such other address or facsimile number as either party may designate from time to time according to this provision. A notice delivered personally, by private courier or by facsimile or electronic transmission shall be effective upon receipt. A notice delivered by mail shall be effective on the third day after the day of mailing:

(a)	If to Employee, at:	George Grubb 1516 E. Republican St., #11 Seattle, WA 98112

George Grubb (w) 100 4th Ave. North, Suite 400 Seattle, WA 98109 Facsimile No: (206) 404-7901

(b)	If to the Company, at:	VitalStream Holdings, Inc. One Jenner, Suite 100 Irvine, California 92618 Facsimile No: (949) 453-8686 Attn: President

          19.      Disputes; Governing Law; Arbitration.

               (a)      Except as provided in Sections 7.5 and 11, any dispute concerning the interpretation or construction of this Agreement or Employee's employment or service with the Company, shall be resolved by confidential mediation or binding arbitration in King County State of Washington. The parties shall first attempt mediation with a neutral mediator agreed upon by the parties. If mediation is unsuccessful or if the parties are unable to agree upon a mediator, the dispute shall be submitted to arbitration pursuant to the procedures of the American Arbitration Association ("AAA") or other procedures agreed to by the parties. All arbitration proceedings shall be conducted by a neutral arbitrator mutually agreed upon by the parties from a list provided by AAA. The decision of the arbitrator shall be final and binding on all parties. The costs of mediation and arbitration shall be borne equally by the parties.

                (b)      This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of Washington. To the extent this Agreement expressly permits any dispute to be resolved other than through arbitration or mediation and except as otherwise provided in Section 7.5, the exclusive venue for any such action shall be the state and federal courts located in King County, State of Washington, and the parties each hereby submit to the jurisdiction of such courts for purposes of this Agreement.

          20.      Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, all of which taken together shall form a single Agreement. A facsimile copy of this Agreement or any counterpart thereto shall be valid as an original.

[signature page follows]

               IN WITNESS WHEREOF, Employee has signed this Employment Agreement personally and each of Parent and the Company has caused this Agreement to be executed by its duly authorized representative.

PARENT:

VITALSTREAM HOLDINGS, INC. a Delaware corporation

By:	/s/ Philip N. Kaplan

Name: Title:	Philip N. Kaplan President

COMPANY:

PLAYSTREAM, INC. a Nevada corporation

By:	/s/ Philip N. Kaplan

Name: Title:	Philip N. Kaplan President

EMPLOYEE:

By:	/s/ George Grubb

George Grubb, an individual

EXHIBIT A

PRIOR INVENTIONS

                    None